UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 10, 2008

PRIVATEBANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

____________________________

Delaware	000-25887	36-3681151
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

70 West Madison Chicago, Illinois		60602 (Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (312) 683-7100

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On June 10, 2008, PrivateBancorp, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Agreement”) with certain existing stockholders of the Company affiliated with GTCR Golder Rauner, L.L.C. (collectively, “GTCR”) pursuant to which the Company agreed to sell and issue to GTCR approximately $17 million of the Company’s Series A Junior Nonvoting Preferred Stock (the “Series A Stock”).

The Company and GTCR entered into the Agreement in connection with the exercise by GTCR of its preemptive right under the Preemptive and Registration Rights Agreement among the Company, GTCR and the other investors named therein (the “Preemptive Rights Agreement”), which was entered into in connection with the Company’s November 2007 private placement.  Subject to the terms of the Preemptive Rights Agreement, in the event of certain offerings of equity securities by the Company, GTCR may acquire securities from the Company for the same price and on the same terms as such securities are offered to others so that it may maintain its percentage ownership interest in the Company.  As a result of the Company’s recently announced public offering (the “Offering”) of 4,000,000 shares of its common stock (“Common Stock”), GTCR’s preemptive right currently entitles it to purchase up to approximately 522,963 shares of Common Stock or 522.963 shares of Series A Stock.  Pursuant to the terms of the Preemptive Rights Agreement, GTCR exercised its preemptive right in full to purchase shares of Series A Stock.  The per share purchase price of the shares of Series A Stock to be sold to GTCR will be equivalent to $32.64 per share of Common Stock, which equals the price per share of the Common Stock to be sold to the underwriters in the Offering.  If the underwriters in the Offering exercise their option, in part or in full, to purchase an additional 600,000 shares of Common Stock to cover over-allotments, if any, GTCR would have an opportunity to purchase an additional number of shares of Common Stock or Series A Stock based on the number of over-allotment shares purchased by the underwriters.

The shares of Series A Stock to be sold to GTCR are convertible into shares of Common Stock only in limited circumstances, as set forth in the Company’s Certificate of Designations of the Series A Stock, which will be amended to provide for the issuance of the additional shares of Series A Stock under the Agreement.  The transaction is expected to close on June 11, 2008.

The foregoing description of the Agreement is a summary only, and is qualified in its entirety by reference to the full text of the Agreement.  A copy of the Stock Purchase Agreement is filed as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference.

On June 10, 2008, the Company issued a press release announcing its entry into the Agreement, a copy of which is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 3.02    Unregistered Sale of Equity Securities.

The information set forth in Item 1.01 above is incorporated in its entirety into this Item by reference.

The shares of Series A Stock were offered and will be sold by the Company in reliance on an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder.  The proceeds from the sale of the shares will be used by the Company for working capital and general corporate purposes, including to support its growth initiatives.

Item 9.01.     Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description

3.1	Form of First Amendment to the Certificate of Designations of Series A Junior Nonvoting Preferred Stock of PrivateBancorp, Inc.

10.1	Stock Purchase Agreement dated as of June 10, 2008 between PrivateBancorp, Inc. and the purchasers named therein.

99.1	Press Release dated June 10, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIVATEBANCORP, INC.

Date: June 10, 2008	By:	/s/Dennis Klaeser
Dennis Klaeser
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

3.1	Form of First Amendment to the Certificate of Designations of Series A Junior Nonvoting Preferred Stock of PrivateBancorp, Inc.

10.1	Stock Purchase Agreement dated as of June 10, 2008 between PrivateBancorp, Inc. and the purchasers named therein.

99.1	Press Release dated June 10, 2008.